Exhibit 10.7

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), made and entered into effective as of the close of business on October 31, 2004 (the “Effective Time”), is by and among MICA IMAGING, INC., an Illinois corporation (“Seller”), IDE IMAGING PARTNERS, INC., a Delaware corporation (“Buyer”), MI IMAGING HOLDING, INC., a Florida corporation (“MI”), PG DIAGNOSTIC ACQUISITIONS, INC., a Florida corporation (“PG”), and RADIOLOGIX, INC., a Delaware corporation (“Radiologix”).

RECITALS:

WHEREAS, as more particularly described herein, this Agreement provides for the sale by Seller to Buyer of all of Seller’s right, title and interest to certain assets, for the termination of agreements between or among the Parties and their Affiliates, and for related matters.

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the Parties, intending to be legally bound, agree as follows:

AGREEMENT:

1. DEFINITIONS AND REFERENCES

1.04. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings given:

Affiliate: any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, election or appointment of directors, by agreement or otherwise;

Agreement: this Asset Purchase Agreement and all exhibits and Schedules attached hereto, as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;

Assets: defined in Section 2.01;

Assumed Contracts: defined in Section 2.01(d);

Assumed Liabilities: all obligations of Seller due and payable after the Effective Time with respect to any period commencing after the Effective Time under the Assumed Contracts; provided that, if and only if Buyer assumes obligations with respect to the GE Debt pursuant to Section 2.05(a), then the term “Assumed Liabilities” shall also include the obligations assumed by Buyer with respect to the GE Debt;

August 1990 Agreement: defined in Section 12.01;

Buyer: Ide Imaging Partners, Inc., a Delaware corporation and an Affiliate of Radiologix;

Buyer’s Indemnified Persons: Buyer, Radiologix, and Buyer’s and Radiologix’s respective stockholders, Affiliates, successors and assigns, and their respective stockholders, Affiliates, directors, trustees, officers, employees, agents and representatives;

Claim Notice: written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party under Article 9, including a Revenue Agent’s Report, Statutory Notice of Deficiency, Notice of Proposed Assessment, or any other official written notice from a Taxing authority that Taxes are due or that a Tax audit will be conducted;

Closing: defined in Section 8.01;

Closing Date: the date on which the Closing occurs;

Closing Documents: all instruments, agreements, certificates or other documents executed or delivered by any Party to another Party at Closing;

Code: the Internal Revenue Code of 1986, as amended;

Contract: each commitment, contract, lease, license, agreement and understanding, written or oral, to which Seller is a party relating to the Assets or by which Seller or any of the Assets are bound;

Effective Time: defined in the introductory paragraph;

Encumbrances: liabilities, levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, leases, subleases, rights of first refusal, options to purchase, restrictions (including those on transferring, pledging and mortgaging) and other encumbrances, and Contracts to create or suffer any of the foregoing;

Excluded Liabilities: any and all liabilities of Seller, other than the Assumed Liabilities, whether known or unknown, fixed or contingent, recorded or unrecorded, and whether arising prior to or after Closing;

GE Debt: that certain debt evidenced by (i) a Promissory Note, Internal Contract Reference Number 8529362, Internal Order Reference Number 861405092, with the date left blank but containing a contemporaneous reference to August 8, 2003, made by Seller in favor of General Electric Capital Corporation, in the original principal amount of $147,293, having an outstanding principal balance of $127,962.22 as of the Effective Time and bearing interest at the rate of 7.590% per annum, (ii) a Promissory Note, Internal Contract Reference Number 8509868-001, Internal Order Reference Number 861-102684, dated November 12, 1997, made by Seller in favor of General Electric Company in the original principal amount of $596,104, as amended by amendment dated October 24, 2001, having an outstanding principal balance of $114,102.90 as of the Effective Time and bearing interest at the rate of 11.060% per annum, and (iii) a Promissory Note, Internal Contract Reference Number 8509868-002, Internal Order Reference Number 861-102771, dated February 25, 1998, made by Seller in favor of General Electric Company in the original principal amount of $163,766.99, as amended by amendment dated October 24, 2001, having an outstanding principal balance of $37,271.58 as of the Effective Time and bearing interest at the rate of 10.987% per annum;

GE Debt Noteholder Consent: a document bearing original signatures on behalf of all of the holders (payees) of the GE Debt, in form and substance satisfactory to Buyer in its reasonable business judgment, certifying to Buyer (i) that the Persons executing such document constitute all of the holders of the GE Debt, (ii) the amount of the outstanding balance of the GE Debt and the schedule for payment of the GE Debt, which shall provide for monthly payments of principal and interest in an amount not to exceed $7,099.44, (iii) that no default currently exists with respect to the GE Debt and that there has not been any occurrence that with the giving of notice or the passage of time (or both) will result in a default with respect to the GE Debt, (iv) that the holders of the GE Debt consent to the assignment by Seller, and the assumption by Buyer, of the GE Debt and that no fees, penalties or other charges will arise or accrue as a result of such assignment and assumption, and (v) such other matters as Buyer may require in its reasonable business judgment as a condition of assuming the GE Debt;

Governmental Authorities: all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any federal, state, county, district, municipal, city, foreign or other government or quasi-government unit or political subdivision, and private arbitration panels or dispute resolution makers;

Government Payment Programs: federal and state Medicare, Medicaid and TRICARE programs, and similar or successor programs with or for the benefit of Governmental Authorities;

HIPAA: defined in Section 5.05(a);

Indemnified Party: any Person entitled to indemnification under Article 9;

Indemnifying Party: any Person obligated to indemnify another Person under Article 9;

Indemnity Notice: written notification of a claim for indemnity under Article 9, other than a Third Party Claim, made by an Indemnified Party to an Indemnifying Party pursuant to Section 9.03(b);

Legal Requirements: with respect to any Person, all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, orders, judgments, writs, injunctions, decrees, determinations or awards of any Governmental Authority having jurisdiction over such Person or any of such Person’s assets or businesses;

Losses: any and all damages, claims, costs, losses (including any diminution in value), liabilities, expenses or obligations (including Taxes, interest, penalties, court costs, costs of preparation and investigation, and attorneys’, accountants’ and other professional advisors’ fees and expenses);

MI: MI Imaging Holding, Inc., a Florida corporation and an Affiliate of Seller and PG;

Notice Period: defined in Section 9.03(a)(i);

Party: any party to this Agreement, its successors and assigns;

Permitted Encumbrances: defined in Section 3.08;

Person: any individual, company, body corporate, association, partnership, firm, joint venture, trust, trustee, Governmental Authority or other entity;

PG: PG Diagnostic Acquisitions, Inc., a Florida corporation;

Purchase Price: defined in Section 2.05;

Radiologix: Radiologix, Inc., a Delaware corporation;

Schedule: one or more of the schedules prepared and delivered to Buyer by Seller or prepared and delivered to Seller by Buyer, in which a Party sets forth certain exceptions to the representations, warranties or covenants of such Party in this Agreement and other information specified in this Agreement as being included in such Schedule or Schedules;

Seller: MICA Imaging, Inc., an Illinois corporation and an Affiliate of MI and PG;

Seller’s Indemnified Persons: Seller, MI and PG and Seller’s, MI’s and PG’s respective stockholders, Affiliates, successors and assigns, and their respective stockholders, Affiliates, directors, trustees, officers, employees, agents and representatives;

Tax: any income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, occupation, privilege, premium, net worth, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, recording, stamp, sales, use, service, service use, transfer, registration, escheat, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, assessment, charge, levy or fee of any kind whatsoever, including payments or services in lieu of Taxes, interest or penalties on and additions to all of the foregoing, which are due or alleged to be due to any Governmental Authority, whether disputed or not;

Tax Return: any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments, relating to Taxes; and

Third Party Claim: defined in Section 9.03(a)(i).

1.05. Certain References. As used in this Agreement, and unless the context requires otherwise:

(a) references to “include” or “including” mean including without limitation;

(b) references to any document are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time;

(c) references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time and all rules and regulations promulgated thereunder;

(d) references to time are references to Dallas, Texas time;

(e) references in this Agreement to the “knowledge of Seller” or variants thereof mean the actual knowledge of Gary Wright, President of Seller, after the reasonable inquiry by such Person, but no further inquiry by such Person;

(f) the gender of all words includes the masculine, feminine and neuter, and the number of all words includes the singular and plural;

(g) references to articles or sections are references to articles or sections of this Agreement, unless otherwise expressly stated; and

(h) the table of contents, the division of this Agreement into articles and sections, and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

2. SALE OF ASSETS AND RELATED MATTERS

2.04. Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing (but effective as of the Effective Time), Seller shall sell, assign, convey, transfer and deliver to Buyer, or cause to be sold, assigned, conveyed, transferred and delivered to Buyer, and Buyer shall purchase, Seller’s right, title and interest in and to the following assets (the “Assets”), free and clear of all Encumbrances, other than the Permitted Encumbrances:

(a) all equipment listed in Schedule 2.01(a);

(b) the leasehold interests in and to all equipment listed in Schedule 2.01(b);

(c) all computer software and hardware, manuals, office materials and supplies, and other tangible personal property related to or used in connection with the equipment listed in Schedules 2.01(a) and (b);

(d) all Contracts listed or described in Schedule 2.01(d) (the “Assumed Contracts”);

(e) all licenses, permits and other approvals (including pending approvals) of Governmental Authorities, to the extent assignable, relating to the ownership and operation of the assets described in this Section, including the licenses and permits described in Schedule 2.01(e);

(f) all insurance proceeds (including applicable deductibles, co-payments or self insured requirements) arising in connection with damage to the assets described in this Section occurring prior to the Closing Date, to the extent not expended for the repair or restoration of such assets; and

(g) all claims of Seller against third parties relating to the assets described in this Section, choate or inchoate, known or unknown, contingent or otherwise.

2.05. Excluded Assets. The sale and purchase contemplated by this Agreement includes only the Assets and does not include any of Seller’s accounts receivable or other assets.

2.06. Assumed Liabilities. At Closing, Buyer shall assume, and agree to satisfy and discharge as the same shall become due, the Assumed Liabilities. For avoidance of doubt, Buyer shall have no liability or obligation with respect to all or any portion of the GE Debt, except as may arise pursuant to Section 2.05(a).

2.07. Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, under no circumstance shall Buyer assume or be obligated to pay, and none of the Assets shall be or become liable for or subject to, any of the Excluded Liabilities, including the following, which shall be and remain liabilities of Seller:

(a) liabilities or obligations of Seller for Taxes in respect of periods ending prior to the Effective Time or resulting from the consummation of the transactions contemplated herein;

(b) liabilities or obligations associated with any properties other than the Assets;

(c) liabilities or obligations under any Assumed Contract that were due and payable prior to the Effective Time;

(d) liabilities or obligations under any Assumed Contract arising from any breach or default prior to the Closing Date of any Assumed Contracts or other Assumed Liabilities, liabilities arising out of the assignment to Buyer at Closing of any Assumed Contract, and liabilities arising under any Contracts not assumed by Buyer;

(e) liabilities or obligations arising out of or in connection with claims, litigation or proceedings described in Schedule 3.13, and claims, litigation and proceedings (whether instituted prior to or after Closing) for acts or omissions of Seller, MI or PG which allegedly occurred prior to the Closing Date;

(f) liabilities or obligations to any Governmental Authority arising from or relating to periods prior to the Effective Time and pertaining to the Assets in any manner whatsoever (whether or not triggered by the transactions contemplated by this Agreement and whether or not imposed by Legal Requirements directly on Buyer as the transferee of the Assets); and

(g) penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by Seller of any Legal Requirement.

2.08. Purchase Price. Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and covenants of Seller herein set forth, and as consideration for the sale and purchase of the Assets, at Closing, Buyer shall assume the Assumed Liabilities and shall tender to Seller as the purchase price (the “Purchase Price”) the amount set forth in either subsection (a) or subsection (b) below, as applicable:

(a) If Seller provides the GE Debt Noteholder Consent to Buyer on or before November 24, 2004, then (i) at Closing, Buyer shall assume, and agree to satisfy and discharge as the same shall become due, the GE Debt outstanding at the time of Closing, and (ii) the Purchase Price shall be calculated as follows:

(A) $15,500,000, minus

(B) the aggregate of (1) the principal amount of the GE Debt assumed by Buyer, and (2) any interest and assessments due and unpaid as of Closing with respect to the GE Debt.

(b) If Seller does not provide the GE Debt Noteholder Consent to Buyer on or before November 24, 2004, then (i) the Purchase Price shall be $15,500,000, and (ii) Buyer shall not assume, and shall have no liability or obligation with respect to, all or any portion of the GE Debt.

2.09. Prorations. At Closing, Buyer and Seller shall prorate, as of the Effective Time, personal property Taxes and other assessments and operating expenses (such as office rent, common area maintenance charges, property tax pass-throughs, equipment rent, service contracts, electricity, cleaning, and marketing subsidy) pertaining to the Assets that are attributable to any period that begins before, and ends after, the Effective Time, it being the intent of the parties that all assessments and operating expenses attributable to the period ending at the Effective Time shall be the responsibility of Seller and that all assessments and operating expenses attributable to the period beginning at the Effective Time shall be the responsibility of Buyer. Further, if and only if Buyer assumes obligations with respect to the GE Debt pursuant to Section 2.05(a), then at Closing, Buyer shall reimburse Seller for the amount of interest on the GE Debt actually paid by Seller in respect of any period between the Effective Time and Closing.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions described in the Schedules attached to this Agreement and made a part hereof, Seller makes the following representations and warranties to Buyer and Radiologix as of the Effective Time and shall be deemed to make them again at and as of the Closing:

3.04. Organization. Seller is duly organized and validly existing in good standing under the laws of the State of Illinois. Seller is qualified to do business in the State of New York and there is no other jurisdiction in which the ownership, use or leasing of any of Seller’s assets or properties, or the conduct or nature of its business, makes such licensing, qualification or admission necessary.

3.05. Powers; Consents; Absence of Conflicts, Etc. Seller has the requisite power and authority to conduct its businesses as now being conducted, to enter into this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by Seller of this Agreement and the Closing Documents and the consummation of the transactions contemplated herein:

(a) are within Seller’s corporate powers, are not in contravention of any of the terms of its governing documents, as amended to date, and have been duly authorized by all appropriate corporate action;

(b) do not conflict with, result in any breach or contravention of, or permit the acceleration of the maturity of, any liabilities of Seller;

(c) do not violate any Legal Requirement to which Seller may be subject; and

(d) do not conflict with or result in a breach or violation of any material Contract to which Seller is a party or by which it is bound.

3.06. Binding Agreement. This Agreement and each of the Closing Documents to which Seller is or becomes a party are (or upon execution will be) valid and legally binding obligations of Seller, enforceable against Seller in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

3.07. Subsidiaries and Third Party Rights. No Affiliate of Seller owns any of the Assets and Seller has no subsidiaries or other interests in any Persons that conduct any business utilizing any of the Assets. There are no Contracts with, or rights of, any Person to acquire, directly or indirectly, any of the Assets or any interest therein.

3.08. Legal and Regulatory Compliance. Seller has been in substantial compliance with all Legal Requirements that affect (or may affect) the Assets in any manner whatsoever, and has timely filed all reports, data and other information required to be filed with Governmental Authorities that affect (or may affect) the Assets in any manner whatsoever. Seller has not received notice from any Person of any proceeding or investigation by Governmental Authorities alleging or based upon a violation of any Legal Requirements that affect (or may affect) the Assets in any manner whatsoever. Seller has not been threatened, to its knowledge, by any Person with any proceeding or investigation by Governmental Authorities alleging a violation of any Legal Requirements by Seller.

3.09. Supplies. All supplies constituting a portion of the Assets consist of items of a quality usable in the ordinary course of business in connection with the Assets.

3.10. Equipment. All of the Assets are maintained in good operating condition, except for reasonable wear and tear, and in accordance with manufacturer and lessor requirements, and complete and accurate maintenance reports have been maintained at all times.

3.11. Title to Assets. Except for the Encumbrances described in Schedule 3.08 (“Permitted Encumbrances”), Seller owns all of the Assets free and clear of any Encumbrances. At Closing, Buyer will own the Assets free and clear of any Encumbrances except for Permitted Encumbrances. For avoidance of doubt, Permitted Encumbrances shall not include any security interests, liens, or other Encumbrances held by or in favor of DVI Financial Services, Inc. (“DVI”) or any Affiliate or successor in interest of DVI or any holder or administrator of debt that is or was owed to DVI.

3.12. Insurance. Schedule 3.09 summarizes all insurance arrangements, including self-insurance, in place for the benefit of the Assets, including the name of each insurer, whether such insurer is an Affiliate of Seller, and the coverage for each such policy of insurance. All of such policies are now and until Closing will remain valid, outstanding, in full force and effect, and enforceable with no premium arrearages, except with respect to any such policy which has been replaced by a comparable policy.

3.13. Licenses and Permits. Schedule 2.01(e) contains a summary of all material licenses and permits held by Seller relating to the ownership and use of the Assets, all of which, to Seller’s knowledge, are in good standing and not subject to meritorious challenge. Seller is duly and properly licensed to conduct its business by all appropriate state agencies and is in material compliance with all licensing requirements and conditions of issuance.

3.14. Agreements and Commitments. Schedule 3.11 sets forth certain information regarding all Contracts of Seller relating to the Assets. Seller has delivered to Buyer true and correct copies of such Contracts. Except for Contracts described on Schedule 3.11:

(a) there are no Contracts relating to information and data processing systems, hardware and software utilized in connection with the Assets;

(b) there are no requirements or exclusive Contracts or Contracts prohibiting or limiting competition or the conduct of any business utilizing the Assets;

(c) there are no Contracts providing for payments based in any manner on the revenues, purchases or profits derived from the use of the Assets;

(d) there are no other Contracts relating to the Assets.

3.15. The Contracts. Except as described in Schedule 3.12:

(a) the Contracts constitute lawful, valid and legally binding obligations of the parties thereto and are enforceable in accordance with their terms;

(b) each Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto;

(c) in all material respects, all obligations required to be performed prior to the date hereof under the Contracts by the parties thereto have been performed, and no event has occurred or failed to occur which constitutes, or with the giving of notice, the lapse of time or both would constitute, a default by Seller under one of the Contracts;

(d) no Contract prohibits or requires the consent of any Person to the transfer of the Assets by Seller to Buyer;

(e) no Contract will prohibit competition or restrict the ability of Buyer to engage in any lawful business after Closing (including utilizing the Assets in the operation of diagnostic imaging centers); and

(f) the transfer of the Assets to Buyer by Seller will not give a third party the right to terminate such Contract, or result in any penalty or premium to, or adverse change in the rights, remedies, benefits or obligations of, any party thereunder.

3.16. Litigation and Proceedings. Schedule 3.13 contains a summary of all litigation, arbitration, mediations, investigations and other material claims, actions or proceedings pending against Seller or relating to the Assets. All such litigation, arbitration, mediations, investigations and other material claims, actions or proceedings pending against Seller or relating to the Assets are fully insured (except for applicable deductibles and other policy limits) and no insurer has issued a “reservation of rights” letter or otherwise qualified its obligation to insure and defend against losses arising therefrom. Except as set forth on Schedule 3.13, there are no litigation, arbitration, mediations, investigations, or other material claims, actions or proceedings (including qui tam actions) pending or, to Seller’s knowledge threatened, against Seller or relating to the Assets. To Seller’s knowledge, there exist no facts that might reasonably be expected to form the basis of any such litigation, arbitration, mediation, investigation, or other material claim, action or proceeding.

3.17. Taxes.

(a) Seller has filed all material Tax Returns required to be filed by or on behalf of it, all such Tax Returns are correct and complete in all material respects, and Seller has duly paid all Taxes; no claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to Tax by that jurisdiction; and there are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Seller has withheld and paid, or caused to be withheld and paid, all Taxes on monies paid by Seller to independent contractors, creditors and other Persons for which withholding or payment is required by law.

(c) To Seller’s knowledge, no Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either claimed or raised by any Governmental Authority in writing, or as to which Seller has notice or knowledge based upon personal contact with any agent of such authority.

(d) There is not currently in effect any waiver of a statute of limitations in respect of Taxes by Seller or any Contract to extend the time with respect to a Tax assessment or deficiency.

3.18. Brokers and Finders. Neither Seller nor any Affiliate of Seller (including MI and PG), nor any officer, trustee, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder, except that PresGar Medical Imaging, Inc. will be paid as a broker by Seller.

3.19. Solvency. Seller, after Closing as a result of the transactions contemplated hereby, will not be rendered insolvent or otherwise unable to pay its debts as they become due; Seller has no intention of filing in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of Seller’s property; and, to Seller’s knowledge, no other Person has filed or threatened to file such a petition against Seller. The Purchase Price constitutes the fair market value of and adequate consideration for the transactions contemplated hereunder (including the Assets sold by Seller to Buyer and the termination of agreements between or among the Parties and their Affiliates).

3.20. GE Debt. Schedule 3.17 contains a true, correct and complete copy of all promissory notes (including any allonges thereto), loan agreements and other instruments (including any amendments, modifications or restatements of any of the foregoing) evidencing or governing all or any portion of the GE Debt.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the exceptions described in the Schedules attached to this Agreement and made a part hereof, Buyer makes the following representations and warranties to Seller, MI and PG as of the Effective Time and shall be deemed to make them again at and as of the Closing Date:

4.04. Organization. Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and is qualified to do business in the State of New York.

4.05. Corporate Powers; Consents; Absence of Conflicts, Etc. Buyer has the requisite power and authority to conduct its business as now being conducted, to enter into this Agreement, and to perform its obligations hereunder (the board of directors of Buyer having approved its execution of this Agreement and the purchase of the Assets). The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein by it:

(a) are within Buyer’s corporate powers and are not in contravention of the terms of its governing documents, as amended to date, and have been approved by all requisite corporate action;

(b) do not conflict with or result in any breach or contravention of any material agreement to which Buyer is a party or by which it is bound; and

(c) do not violate any Legal Requirement to which Buyer may be subject.

4.06. Binding Agreement. This Agreement and each of the Closing Documents to which Buyer is or becomes a party are (or upon execution will be) valid and legally binding obligations of Buyer, enforceable against it in accordance with the respective terms hereof and thereof, except as enforceability against it may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.07. Brokers and Finders. Neither Buyer, nor any Affiliate of Buyer (including Radiologix), nor any officer, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

5. COVENANTS AND AGREEMENTS OF THE PARTIES

5.04. Operations. From the Effective Time until the Closing Date and except as otherwise expressly provided in this Agreement, or agreed to in writing by Buyer, Seller will maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted, and make all normal expenditures related to the Assets.

5.05. Negative Covenants. From the Effective Time until the Closing Date and except as otherwise expressly provided in this Agreement or agreed to by Buyer in writing, Seller will not:

(a) amend or terminate any Assumed Contract;

(b) enter into any Contract other than in the ordinary course of business;

(c) sell, assign, transfer, distribute or otherwise transfer or dispose of any of the Assets;

(d) cancel, forgive, release, discharge or waive any right with respect to the Assets, or agree to do any of the foregoing; or

(e) amend or agree to amend the governing documents of Seller or otherwise take any action relating to any liquidation or dissolution of Seller.

5.04. Employee Matters. Buyer does not intend to offer employment to any employees of Seller. During the period beginning at the Effective Time and ending on the date that is two (2) years after the Closing Date, neither Seller nor any Affiliate of Seller shall, directly or indirectly, solicit the employment of, or hire, any employee of Buyer (or any Affiliate of Buyer) who is employed at any of Buyer’s facilities located in any of the following counties: Livingston, Monroe, Ontario, Orleans, and Wayne, all in the state of New York.

5.05. Access to and Provision of Additional Information.

(a) From the Effective Time until the Closing Date, Seller (i) shall provide to Buyer full and complete access to and the right to inspect the Assets and books and records of Seller relating to the Assets during normal business hours upon reasonable notice from Buyer to Seller, (ii) shall furnish to Buyer all material information concerning the Assets not otherwise disclosed pursuant to this Agreement, and (iii) shall furnish to Buyer such additional operating and other data and information regarding the Assets as Buyer may from time to time reasonably request, without regard to where such information may be located.

(b) From the Effective Time until the Closing Date, Seller shall cause its officers and employees to confer on a regular and frequent basis with one or more representatives of Buyer and to answer Buyer’s questions regarding matters relating to the Assets and the status of transactions contemplated by this Agreement. Seller shall notify Buyer in writing of any material changes related to the Assets and of any complaints, investigations, hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) of any Person and shall keep Buyer reasonably informed of such matters.

5.06. Post-Closing Maintenance of and Access to Information.

(a) The Parties acknowledge that after Closing each Party may need access to information or documents in the control or possession of another Party for the purposes of concluding the transactions herein contemplated, preparing Tax Returns or conducting Tax audits, obtaining insurance, complying with the Government Payment Programs and other Legal Requirements, and prosecuting or defending third party claims. Accordingly, each Party shall maintain in the ordinary course of business and release all books, records (including patient medical records, which shall be maintained by Buyer), documents and other information in the possession or control of such Party in accordance with all applicable Legal Requirements (including the Health Insurance Portability and Accountability Act, 42 USC 1320d et seq. (“HIPAA”)) and record retention policies.

(b) Each Party shall cooperate fully with, and make available for inspection and copying by, the other Party, its employees, agents, counsel and accountants and/or Governmental Authorities, upon written request and at the expense of the requesting Party, such books, records documents and other information to the extent reasonably necessary to facilitate the foregoing purposes and in accordance with HIPAA. In addition, each Party shall cooperate with, and shall permit and use its best efforts to cause its former and present directors, officers and employees to cooperate with, the other Party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement.

(c) The exercise by any Party of any right of access granted herein shall not materially interfere with the business operations of the other Party and nothing in this Section shall require any Party to maintain or release to any other Persons any medical or other records except in accordance with applicable Legal Requirements and record retention policies.

5.07. Governmental Authority Approvals; Consents to Assignment.

(a) From the Effective Time until the Closing Date, each of Seller and Buyer shall (i) promptly apply for and use its reasonable best efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of Governmental Authorities required of it to consummate the transactions contemplated hereby, (ii) provide such information and communications to Governmental Authorities as the other Party or such Persons may reasonably request, and (iii) assist and cooperate with other Parties to obtain all consents, licenses, permits, approvals, authorizations and clearances of Governmental Authorities that the other Parties reasonably deem necessary or appropriate, and to prepare any document or other information reasonably required of it by any such Persons to consummate the transactions contemplated herein, provided that, notwithstanding the foregoing, no Party shall have any obligation under such provisions (x) to pay any cash amounts to Governmental Authorities other than filing fees, or (y) to agree to divest assets or limit the operations of its businesses.

(b) The Parties acknowledge that they are not required to file a Notification and Report Form under the Hart-Scott-Rodino Act concerning the transactions contemplated by this Agreement.

(c) From the Effective Time, Seller shall promptly apply for and use its reasonable best efforts to obtain prior to Closing all consents required to assign the Assumed Contracts to Buyer at Closing.

(d) Each of Buyer and Seller acknowledges that Seller has no Contracts with any Governmental Authority or third-party payor.

5.08. Non-competition.

(a) For a period of two (2) years from and after the Closing Date, neither Seller nor MI nor PG (nor any Affiliate of Seller, MI or PG) shall, directly or indirectly, in any capacity, own, lease, manage, operate, control, participate in the management or control of, be employed by, or maintain or continue any interest whatsoever in any Person engaged in the business of providing diagnostic imaging services within thirty (30) miles of any of the locations listed in Schedule 5.07.

(b) Seller acknowledges that any remedy at law for any breach of this Section would be inadequate and consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that a breach or threatened breach of this Section may be effectively enjoined.

(c) For purposes of this Section, an Affiliate of PG shall include any Person whose financial results are, or are required by generally accepted accounting principles to be, consolidated with the financial results of PG.

5.09. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as Buyer and Seller may agree at or prior to Closing in accordance with their fair market values consistent with section 1060 of the Code, and such allocation shall be binding upon the Parties for all applicable federal, state, local and foreign Tax purposes. Seller and Buyer shall report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all Tax Returns filed by any of them after Closing and not voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns. Seller and Buyer shall exchange mutually acceptable and completed Internal Revenue Service Forms 8594 (including supplemental forms, if required), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.

5.10. Further Assurances. At any time and from time to time at and after the Closing, upon request of Buyer, Seller shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers-of-attorney, confirmations and assurances as Buyer may reasonably request to more effectively convey, assign and transfer to and vest in Buyer, its successors and assigns, full legal right, title and interest in and actual possession of the Assets and to generally carry out the purposes and intent of this Agreement. Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Assets.

5.11. Casualty. If, prior to the Closing Date, some or all of the Assets are destroyed or damaged by fire, theft, vandalism or other cause or casualty, Buyer may terminate this Agreement in its entirety without penalty. Otherwise, Buyer may elect at its option to (i) reduce the Purchase Price by the fair market value of the Assets destroyed or damaged (determined as of the date immediately prior to the destruction or damage) or, if greater, by the estimated cost to restore, repair or replace such Assets, in which event Seller shall retain all right, title and interest in and to any insurance proceeds payable on account of such destruction or damage, or (ii) consummate the transaction notwithstanding such destruction or damage, in which event Seller shall transfer and assign to Buyer at Closing the insurance proceeds (or the right to receive the insurance proceeds) of any applicable insurance policy plus Seller shall pay to Buyer any deductibles or co-payments required under the applicable insurance policy. In the absence of an agreement among the Parties, any reduction in Purchase Price pursuant to this Section shall be determined by an MAI appraiser mutually selected and paid equally by Seller, on the one hand, and Buyer, on the other hand.

5.12. Costs and Expenses.

(a) Except as otherwise expressly set forth in this Agreement, all expenses of the preparation of this Agreement and of the purchase of the Assets set forth herein, including counsel, accounting, brokerage and investment advisor fees and disbursements, shall be borne by the respective Party incurring such expenses, whether or not such transactions are consummated.

(b) Seller and Buyer shall each pay one-half of the sales and use Taxes arising out of the transfer of the Assets by Seller to Buyer. Seller shall pay the cost of removing any Encumbrances on the Assets, other than Permitted Encumbrances, and all fees and charges charged by third parties to consent to the assignment of the Assets from Seller to Buyer. Buyer shall pay the cost of all environmental, engineering and other professional studies undertaken by Buyer.

(c) If either Party incurs legal fees or expenses to enforce or interpret any provision of this Agreement, the prevailing Party will be entitled to recover such legal fees and expenses, including reasonable attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such Party shall be entitled.

5.13. Fulfillment of Conditions. Each Party will execute and deliver at Closing each Closing Document that such Party is required by this Agreement to execute and deliver as a condition to Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Parties contained in this Agreement, to the extent that satisfaction of such condition is within the control of such Party.

5.14. Release of Encumbrances. Seller shall cause all Encumbrances on the Assets, other than Permitted Encumbrances, to be released and discharged at or prior to Closing. For avoidance of doubt, Seller shall cause to be released and discharged at or prior to Closing all security interests, liens, and other Encumbrances on the Assets held by or in favor of DVI or any Affiliate or successor in interest of DVI or any holder or administrator of debt that is or was owed to DVI.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Seller:

6.04. Representations and Warranties; Covenants.

(a) Each of the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct on and as of the Closing Date; and each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date shall have been complied with and performed, including the obligations of Buyer in Section 8.03.

6.05. Adverse Action or Proceeding. No action or proceeding before any Governmental Authority shall have been instituted to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Assets by Seller to Buyer.

6.06. Pre-Closing Confirmations. Seller shall have obtained documentation or other evidence reasonably satisfactory to Seller that Seller has received or will receive all consents, approvals, authorizations and clearances of Governmental Authorities required of them to consummate the transactions contemplated hereby.

6.07. Extraordinary Events. Neither Buyer nor Radiologix shall (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt, (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer or Radiologix, or (f) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

6.08. Opinion of Buyer’s Counsel. Seller shall have received an opinion from counsel to Buyer (who may be in-house counsel) dated as of the Closing Date and addressed to Seller, in form and substance satisfactory to Seller, to substantially the following effect:

(a) Buyer is a corporation validly existing under the laws of the State of Delaware with full corporate power to carry on its business as it is now being conducted. Radiologix is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware with full corporate power to carry on its business as it is now being conducted. Each of Buyer and Radiologix has full power and authority to execute and deliver this Agreement and each of the Closing Documents to which it is a party and to perform its obligations therein. All corporate proceedings required to be taken by Buyer or Radiologix to authorize the execution and delivery of this Agreement and each of the Closing Documents to which it is a party and to authorize the performance of its obligations herein and therein, have all been duly and properly taken.

(b) The execution, delivery and performance of this Agreement and each of the Closing Documents to which Buyer or Radiologix is a party does not violate any provision of its articles of incorporation and bylaws.

(c) This Agreement and each of the Closing Documents to which Buyer or Radiologix is a party constitutes a valid and binding obligation of such Party, enforceable against

Buyer and Radiologix in accordance with its terms, subject, as to enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect, (ii) limitations on the enforcement of equitable remedies, and (iii) such other qualifications as counsel to the Parties may mutually agree upon.

(d) To such counsel’s knowledge, the consummation of the transactions described in this Agreement will not result in a material violation, breach or default by Buyer or Radiologix under any material Legal Requirements.

In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of Buyer and Radiologix.

6.09. Delivery of Closing Documents. Buyer shall have delivered at Closing (to the Person or Persons designated therein) the Closing Documents required by, and otherwise have fully complied with, the provisions of Section 8.03.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Buyer:

7.04. Representations and Warranties; Covenants.

(a) Each of the representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct on and as of the Closing Date; and each of the other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Each and all of the terms, covenants and agreements to be complied with or performed by Seller on or before the Closing Date shall have been complied with and performed, including the obligations of Seller in Section 8.02.

7.05. Adverse Action or Proceeding. No action or proceeding before any Governmental Authority shall have been instituted to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Assets by Seller to Buyer and other transactions contemplated hereunder.

7.06. Pre-Closing Confirmations and Contractual Consents. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that:

(a) Seller and Buyer have received all consents, permits, approvals, authorizations and clearances of Governmental Authorities required to consummate the sale of the Assets from Seller to Buyer as contemplated by this Agreement;

(b) Seller has obtained consents to assignment of all Contracts for which such consents are required as a result of the sale of the Assets from Seller to Buyer as contemplated by this Agreement; and

(c) Buyer has obtained such other consents and approvals as are legally required for Buyer’s consummation of the sale of the Assets from Seller to Buyer as described herein (including, without limitation, any consents or approvals from creditors of Buyer or Radiologix concerning Buyer’s assumption of debt as contemplated by Section 2.05(a)).

7.04 No Material Adverse Change. Since the Effective Time, no event, occurrence or development of a state of circumstances or facts shall have occurred which has had or reasonably could be expected to have a material adverse effect on the value of the Assets.

7.05 Extraordinary Events. Neither Seller nor MI nor PG shall (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt, (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any of them, or (f) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

7.06 Opinion of Seller’s Counsel. Buyer shall have received an opinion from counsel to Seller (who may be in-house counsel) dated as of the Closing Date and addressed to Buyer, in form and substance satisfactory to Buyer, to substantially the following effect:

(a) Seller is a corporation validly existing under the laws of the State of Illinois with full corporate power to carry on its business as it is now being conducted. MI is a corporation validly existing under the laws of the State of Florida with full corporate power to carry on its business as it is now being conducted. PG is a corporation duly organized and validly existing in good standing under the laws of the State of Florida with full corporate power to carry on its business as it is now being conducted. Each of Seller, MI and PG has full power and authority to execute and deliver this Agreement and each of the Closing Documents to which it is a party and to perform its obligations therein. All corporate proceedings required to be taken by Seller, MI and PG to authorize the execution and delivery of this Agreement and each of the Closing Documents to which it is a party and to authorize the performance of its obligations herein and therein, have all been duly and properly taken.

(d) The execution, delivery and performance of this Agreement and each of the Closing Documents to which Seller, MI or PG is a party does not violate any provision of its articles of incorporation and bylaws.

(e) This Agreement and each of the Closing Documents to which Seller, MI or PG is a party constitutes a valid and binding obligation of such Party, enforceable against Seller, MI or PG in accordance with its terms, subject, as to enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect, (ii) limitations on the enforcement of equitable remedies and (iii) such other qualifications as counsel to the Parties may mutually agree upon.

(f) To such counsel’s knowledge, the consummation of the transactions described in this Agreement will not result in a material violation, breach or default by Seller, MI or PG under any material Legal Requirements.

In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of Seller, MI and PG.

7.07 Termination Statements. Seller shall have delivered to Buyer UCC termination statements or other releases or conveyances relating to all Encumbrances (other than Permitted Encumbrances) on the Assets.

7.08 Delivery of Closing Documents. Seller shall have delivered at Closing (to the Person or Persons designated therein) the Closing Documents required by, and otherwise have fully complied with, the provisions of Section 8.02.

8. CLOSING; TERMINATION OF AGREEMENT

8.04. Closing.

(a) Provided that the conditions set forth in Articles 6 and 7 have been satisfied or waived, the consummation of the sale of the Assets and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Radiologix or such other place as the Parties may mutually agree and on such date as the Parties may mutually agree, but no later than November 30, 2004. The Closing shall be effective for accounting purposes as of the Effective Time.

(b) At the Closing, Buyer may designate one or more Affiliates to take title to the Assets for regulatory or other reasons and references to instruments or agreements to be executed and delivered to or by Buyer in this Agreement at Closing shall apply to each such designee with respect to the Assets acquired by it. Buyer shall notify Seller prior to Closing of the names of such designees and, from and after Closing, the rights, privileges and benefits of this Agreement applicable to Buyer shall benefit each such designee, subject to the terms, covenants and conditions of this Agreement, with respect to the Assets acquired by it. Notwithstanding the foregoing, Buyer and Radiologix shall remain responsible for their respective representations, warranties, covenants and other agreements set forth herein.

8.05. Action of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer:

(a) A bill of sale and assignment, fully executed by Seller, in form and substance acceptable to Buyer, conveying and assigning to Buyer good and valid title to the Assets free and clear of all Encumbrances (other than Permitted Encumbrances);

(b) Copies of resolutions duly adopted by the boards of directors of Seller, MI and PG authorizing and approving the execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by appropriate officers of Seller, MI and PG, respectively;

(c) A certificate of the duly authorized President or Vice President of Seller certifying that each of the representations and warranties of Seller contained in this Agreement that is qualified as to materiality is true and correct on and as of the Closing Date, that each of the other representations and warranties of Seller contained in this Agreement is true and correct in all material respects on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by Seller on or before the Closing Date have been complied with and performed;

(d) Certificates of incumbency for the respective officers of Seller, MI and PG executing this Agreement and the Closing Documents;

(e) Certificates of existence and good standing for Seller from the states of Illinois and New York, and for MI and PG from the state of Florida, in each case dated the most recent practical date prior to Closing; and

(f) Such other Closing Documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.

8.06. Action of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller:

(a) The Purchase Price;

(b) Copies of resolutions duly adopted by the boards of directors of Buyer and Radiologix authorizing and approving the execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by appropriate officers of Buyer and Radiologix, respectively;

(c) A certificate of the duly authorized President or a Vice President of Buyer certifying that each of the representations and warranties of Buyer contained in this Agreement that is qualified as to materiality is true and correct on and as of the Closing Date, that each of the other representations and warranties of Buyer contained in this Agreement is true and correct in all material respects on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date have been complied with and performed;

(d) Certificates of incumbency for the respective officers of Buyer and Radiologix executing this Agreement and the Closing Documents;

(e) Certificates of existence and good standing for Buyer from the states of Delaware and New York, and for Radiologix from the state of Delaware, in each case dated the most recent practical date prior to Closing; and

(f) Such other Closing Documents as Seller reasonably deems necessary to effect the transactions contemplated hereby.

8.07. Termination Prior to Closing.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated by Seller and/or Buyer, and the transactions contemplated by this Agreement abandoned, upon notice by the terminating Party to the other Parties:

(i) at any time before the Closing, by mutual consent of Buyer and Seller;

(ii) by Buyer in accordance with Section 5.10;

(iii) at any time after November 30, 2004, by Buyer if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by Buyer; or

(iv) by Buyer if any supplement to a Schedule delivered by Seller pursuant to Section 10.01(b) discloses any event or circumstance that Buyer, in its sole but reasonable discretion, believes has had or will have a material adverse effect on the value of the Assets.

(b) If this Agreement is validly terminated pursuant to this Section, this Agreement will be null and void, and there will be no liability hereunder on the part of any Party (or any of their respective officers, employees or other agents).

9. INDEMNIFICATION

9.04. Indemnification by Seller. Subject to and to the extent provided in this Article, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Buyer’s Indemnified Persons, directly or indirectly, as a result of or arising from:

(a) any inaccuracy of any representation or warranty of Seller, whether or not Buyer’s Indemnified Persons relied thereon or had knowledge thereof;

(b) the non-fulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement or in any other agreement or instrument delivered by Seller pursuant to this Agreement; or

(c) the Excluded Liabilities.

9.05. Indemnification by Buyer. Subject to and to the extent provided in this Article, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Seller’s Indemnified Persons, directly or indirectly, as a result of or arising from:

(a) any inaccuracy of any representation or warranty of Buyer, whether or not Seller’s Indemnified Persons relied thereon or had knowledge thereof;

(b) the non-fulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement or in any other agreement or instrument delivered by Buyer pursuant to this Agreement;

(c) the Assumed Liabilities; or

(d) Buyer’s use of the Assets after the Closing Date.

9.06. Notice and Procedure. All claims for indemnification by any Indemnified Party against an Indemnifying Party under this Article shall be asserted and resolved as follows:

(a) (i) If any claim or demand for which an Indemnifying Party would be liable for Losses to an Indemnified Party is alleged or asserted by a Person other than any Buyer’s Indemnified Person or Seller’s Indemnified Person (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party, together with a copy of all papers served, if any, and specifying the nature of and alleged basis for the Third Party Claim and, to the extent then feasible, the alleged amount or the estimated amount of the Third Party Claim. If the Indemnified Party fails to deliver the Claim Notice to the Indemnifying Party within 30 days after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend the Third Party Claim has been irreparably prejudiced by such failure. The Indemnifying Party will notify the Indemnified Party within ten days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party intends, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against the Third Party Claim. The assumption by the Indemnifying Party of the defense of the Third Party Claim constitutes an admission by the Indemnifying Party that the claim is one for which the Indemnifying Party is ultimately liable under this Article.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party). The Indemnifying Party will have full control of such defense and proceedings; provided that the Indemnified Party may file during the Notice Period, at the sole cost and expense of the Indemnified Party, any motion, answer or other pleading that the Indemnified Party may deem necessary or appropriate to protect its interests and not irrevocably prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 9.03(a)(iii), if an Indemnified Party takes any such action that is irrevocably prejudicial and conclusively causes a final adjudication that is materially adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to that portion of the Third Party Claim prejudiced by the Indemnified Party’s action); and provided further that, if requested by the Indemnifying Party, the Indemnified Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate in the judgment of the Indemnified Party and related to the Third Party Claim, in making any counterclaim or cross-claim against any Person (other than the Indemnified Party). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to this Section 9.03(a)(ii) and, except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the Third Party Claim on behalf of the Indemnified Party if (1) the Persons against whom the claim is made, or any impleaded

Persons, include both the Indemnifying Party and any Indemnified Party, and (2) representation of both such Persons by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case any Indemnified Party shall have the right to defend the Third Party Claim on its own behalf and to employ counsel at the expense of the Indemnifying Party.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third Party Claim, or if the Indemnifying Party gives such notice but fails to diligently prosecute or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided that, if requested by the Indemnified Party, the Indemnifying Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnified Party and its counsel in contesting the Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim or cross claim against any Person (other than the Indemnifying Party).

(iii) Notwithstanding the foregoing provisions of Section 9.03(a)(iii), if the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party against the Third Party Claim, and if such dispute is resolved pursuant to Section 9.03(c) in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to Section 9.03(a)(iii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all such costs and expenses. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to Section 9.03(a)(iii), but the Indemnifying Party will bear its own costs and expenses with respect thereto if such participation is not at the request of the Indemnified Party.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party that is not a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party specifying the nature of and specific basis for the claim and, to the extent then feasible, the amount or the estimated amount of the claim. The failure by any Indemnified Party to give timely notice referred to in the preceding sentence shall not impair such Person’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party does not notify the Indemnified Party within twenty days following its receipt of the Indemnity Notice that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party hereunder, the claim will be conclusively deemed a liability of the Indemnifying Party hereunder.

(c) If the Indemnifying Party timely disputes its liability with respect to a claim described in a Claim Notice or an Indemnity Notice, the Indemnifying Party and the Indemnified Party shall proceed promptly and in good faith to negotiate a resolution of such dispute within 60 days following receipt of the Claim Notice or Indemnity Notice.

(d) The Indemnifying Party shall pay the amount of any liability to the Indemnified Party within 30 days following its receipt of a Claim Notice or an Indemnity Notice, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers Losses in respect of the Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, promptly after any Losses in respect of such claim are actually incurred by the Indemnified Party. In the event the Indemnified Party is not paid in full for its claim in a timely manner after the Indemnifying Party’s obligation to indemnify and the amount thereof has been determined, the amount due shall bear interest from the date that the Indemnifying Party received the Claim Notice or the Indemnity Notice until paid at the interest rate provided in Section 10.15, and in addition to any other rights it may have against the Indemnifying Party, the Indemnified Party shall have the right to set-off the unpaid amount of such claim against any amounts owed by it to the Indemnifying Party.

(e) Any estimated amount of a claim submitted in a Claim Notice or an Indemnity Notice shall not be conclusive of the final amount of such claim, and the giving of a Claim Notice when an Indemnity Notice is properly due, or the giving of an Indemnity Notice when a Claim Notice is properly due, shall not impair such Indemnified Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. Notice of any claim comprised in part of Third Party Claims and claims that are not Third Party Claims may be given pursuant to either Section 9.03(a) or 9.03(b).

9.07. Survival of Representations; Indemnity Periods.

(a) Notwithstanding the right of Buyer to investigate the Assets or any right of any Party to investigate the accuracy of the representations and warranties of another Party in this Agreement, or any actual investigation by or knowledge of a Party, Seller, MI and PG have, on the one hand, and Buyer and Radiologix have, on the other hand, the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement, and Seller’s obligations in this Agreement to indemnify Buyer’s Indemnified Persons for breaches of any representation or warranty of Seller pursuant to this Article 9 will not be affected by any investigation by or on behalf of Buyer or by Buyer’s knowledge that any such representation is or might be untrue. The representations and warranties contained in this Agreement made by Seller and Buyer, respectively, will survive the Closing for a period of two (2) years thereafter.

(b) All covenants and agreements to be performed after the Closing Date will survive the Closing for the term specified therein, or, if no term is specified, indefinitely. Rights to indemnification under this Article will survive until any claims brought hereunder shall have been satisfied or otherwise resolved as provided herein.

10. GENERAL

10.04. Schedules

(a) The Schedules and all exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and, without limiting the generality of the foregoing, the mere listing of a document as an exception to any representation or warranty shall not be deemed to disclose the contents of such document as an exception to any representation or warranty.

(b) At or prior to Closing, Seller shall have the right to modify or amend any Schedule or deliver to Buyer new Schedules as necessary to make each of the representations and warranties of Seller contained in Article 3 true and correct in all material respects on and as of the Closing Date, provided that without Buyer’s written consent, (i) Seller may not modify or amend any Schedule to disclose any event or circumstance attributable to the default or breach by Seller of any covenant or agreement contained in this Agreement, and (ii) no such modification or amendment may add any Encumbrances as Permitted Encumbrances or add any Assumed Liabilities.

10.05. Tax and Government Payment Program Effect. None of the Parties (nor such Parties’ counsel or accountants) has made or is making in this Agreement any representation to any other Party (or such Party’s counsel or accountants) concerning any of the Tax or Government Payment Program effects or consequences on the other Party of the transactions provided for in this Agreement. Each Party represents that it has obtained, or may obtain, independent Tax and Government Payment Program advice with respect thereto and upon which it, if so obtained, has solely relied.

10.06. Reproduction of Documents. Subject to Section 10.17, this Agreement and all documents relating hereto, including consents, waivers and modifications which may hereafter be executed, the Closing Documents, financial statements, certificates and other information previously or hereafter furnished to any Party, may be reproduced by any Party by any photographic, microfilm, electronic or similar process and the Parties may destroy any original documents so reproduced. The Parties stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the ordinary course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.07. Missing Consents to Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, claim or other right if the sale of the Assets would constitute an assignment thereof and without the consent of another Person such assignment would (i) constitute a breach thereof or in any material way affect the rights of Buyer thereunder, (ii) be ineffective or render the Contract void or voidable, or (iii) materially affect Buyer’s rights thereunder so that Buyer would not in fact receive all such rights. In any such event, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Contract, claim or right, including enforcement of any and all rights of Seller against the other Person arising out of the breach or cancellation by such other Person or otherwise. After Closing, the Parties shall continue to use commercially reasonable efforts to obtain the consent of the assignment of such Contract, claim or right.

10.08. Time of Essence. Time is of the essence in the performance of this Agreement, provided that, if the day on or by which a notice must or may be given, or the performance of any Party’s obligation is due, is a Saturday, Sunday or holiday for banks in Dallas, Texas, then the day on or by which such notice must or may be given, or that such performance is due, shall automatically be extended to the first business day thereafter. This Section may be waived only in a writing expressly referring hereto.

10.09. Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires or permits any consent or approval to be given by any Party or provides that any Party must or may exercise discretion, such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.

10.10. Choice of Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to such State’s conflicts of laws rules. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NEW YORK AND ANY COURT IN THE STATE OF NEW YORK LOCATED IN THE CITY OF ROCHESTER AND COUNTY OF MONROE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.11. Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns. No Party may assign its rights under this Agreement without the prior written consent of the other Parties, provided that Buyer may assign this Agreement, in whole or in part, to any Affiliate of Buyer if such Affiliate assumes the obligations of Buyer hereunder.

10.12. Third Party Beneficiary. The terms and provisions of this Agreement (including provisions regarding employee matters) are intended solely for the benefit of the Parties, Buyer’s Indemnified Persons, Seller’s Indemnified Persons, and their respective successors and permitted assigns, and are not intended to confer third-party beneficiary rights upon any other Person.

10.13. Waiver of Breach, Right or Remedy. The waiver by any Party of any breach or violation by another Party of any provision of this Agreement or of any right or remedy permitted the waiving Party in this Agreement (i) shall not waive or be construed to waive any subsequent breach or violation of the same provision, (ii) shall not waive or be construed to waive a breach or violation of any other provision, and (iii) must be express and must be in writing and may not be presumed or inferred from any Party’s conduct. Except as expressly provided otherwise in this Agreement, no remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be in addition to every other remedy granted in this Agreement or now or hereafter existing at law or in equity, by statute or otherwise. The election of any one or more remedies by a Party shall not constitute a waiver of the right to pursue other available remedies. In addition to any other rights and remedies any Party may have at law or in equity for breach of this Agreement, each Party shall be entitled to seek an injunction to enforce the provisions of this Agreement.

10.14. Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given if given in writing (i) on the date tendered by personal delivery, (ii) on the date received by facsimile or other electronic means, (iii) on the date tendered for delivery by nationally recognized overnight courier, or (iv) on the date tendered for delivery by United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, in any event addressed as follows:

If to Buyer or Radiologix:	Radiologix, Inc.
3600 JPMorgan Chase Tower
2200 Ross Avenue
Dallas, Texas 75201
Attn: General Counsel
Facsimile: 214-303-2849

If to Seller, MI or PG:	PresGar Companies, LLC
14025 Riveredge Drive
Suite 600
Tampa, Florida 33637
Attn: Jeffrey P. Greenberg, Senior Vice
President and General Counsel
Facsimile: 813-903-1756

or to such other address or number, and to the attention of such other Person, as any Party may designate at any time in writing in conformity with this Section.

10.15. Misdirected Payments. Each Party shall remit to the proper Party with reasonable promptness any monies received by such Party that should have been received by the other Party pursuant to the terms of this Agreement.

10.16. Severability. If any provision of this Agreement is held or determined to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.17. Entire Agreement; Amendment. This Agreement supersedes all previous contracts, agreements and understandings and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties representing the within subject matter and no Party shall be entitled to benefits other than those specified herein. As between or among the Parties, any oral or written representation, agreement or statement not expressly incorporated herein, whether given prior to or at the Effective Time, shall be of no force and effect unless and until made in writing and signed by the Parties at or after the Effective Time. The representations and warranties set forth in this Agreement shall survive the Closing and remain in full force and effect as provided in Article 9, and shall survive the execution and delivery of all other agreements, instruments or other documents described, referenced or contemplated herein and shall not be merged herewith or therewith. Each representation, warranty and covenant contained in this Agreement has independent significance and if any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative level of specificity) that such Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may not be amended except in a written instrument executed by the Parties.

10.18. Interest. Unless otherwise provided herein to the contrary, any monies required to be paid by any Party to another Party pursuant to this Agreement shall be due two business days after demand therefor and if not paid when due shall accrue interest from and after the due date to and including the date full payment is made at an annual rate equal to the average prime rate of Citibank, N.A., during such period plus three percent per annum.

10.19. Drafting. No provision of this Agreement shall be interpreted for or against any Person on the basis that such Person was the draftsman of such provision, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

10.20. Confidentiality; Public Announcements.

(a) Except as required by Legal Requirements, Seller, MI and PG, on the one hand, and Buyer and Radiologix, on the other hand, shall keep this Agreement and its contents confidential and not disclose the same to any Person (except the Parties’ attorneys, accountants or other professional advisors and except to the applicable Governmental Authorities in connection with any required notification or application for approval or a license or exemption therefrom) without the prior written consent of the other Party.

(b) At all times before the Closing, Seller, on the one hand, and Buyer, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other Party’s approval of the text of any public report, statement or release to be made on behalf of such Party. If either Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, in the opinion of legal counsel to such Party, necessary to discharge such Party’s disclosure obligations under law, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party a copy thereof. Nothing herein shall prohibit any Party from responding to questions presented by the press or media without first obtaining prior written consent of the other Party.

11. GUARANTEES

11.04. Guarantee of Buyer’s Obligations. Radiologix, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Buyer of all of Buyer’s obligations under this Agreement and each of the Closing Documents subject to the terms hereof and thereof and so undertakes to Seller that, if and whenever Buyer or its assignee is in default, Radiologix will on demand duly and promptly perform or procure the performance of Buyer’s or its assignee’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Buyer under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated, as the case may be, if at any time any sum paid to Seller must be restored by Seller upon the bankruptcy, liquidation or reorganization of Buyer. Radiologix’s obligations under this Section shall not be affected or discharged in any way by any proceeding with respect to Buyer under any federal or state bankruptcy, insolvency or debtor relief laws. Radiologix (for itself and its Affiliates) represents, warrants and covenants to and with Seller, MI and PG that Radiologix shall at all times maintain sufficient assets to fulfill its obligations under this Section.

11.05. Guarantee of Seller’s Obligations. Each of MI and PG, jointly and severally, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Seller of Seller’s obligations under this Agreement and each of the Closing Documents subject to the terms hereof and thereof and so undertakes to Buyer and Radiologix that, if and whenever Seller is in default, each of MI and PG will on demand duly and promptly perform or procure the performance of Seller’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Seller under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated, as the case may be, if at any time any sum paid to Buyer or Radiologix must be restored by Buyer or Radiologix upon the bankruptcy, liquidation or reorganization of Seller. MI’s and PG’s obligations under this Section shall not be affected or discharged in any way by any proceeding with respect to Seller under any federal or state bankruptcy, insolvency or debtor relief laws. PG (for itself and its Affiliates) represents, warrants and covenants to and with Buyer and Radiologix that PG shall at all times maintain sufficient assets to fulfill its obligations under this Section.

12. TERMINATION OF OTHER AGREEMENTS AND MUTUAL RELEASE

12.04. Termination of Other Agreements. At Closing (but effective as of the Effective Time), all agreements (other than this Agreement) between or among the Parties hereto and their respective Affiliates shall be terminated and be of no further force and effect, which termination shall include, without limitation, the agreement between Seller and Ide Diagnostic Imaging Associates and the partners thereof dated August 27, 1990 (as such agreement has been amended, assigned and assumed, the “August 1990 Agreement”) and all agreements and business arrangements related to the August 1990 Agreement in any manner whatsoever.

12.05. Mutual Release. At Closing (but effective as of the Effective Time), each of the Parties to this Agreement, for itself and its respective Affiliates, successors and assigns, shall forever release and fully discharge the other Parties to this Agreement, and their respective Affiliates, successors and assigns, from any and all claims, actions, judgments, obligations, damages, demands, debts, liabilities, and causes of action that are claimed or alleged, or that could have been claimed or alleged, relating to or arising out of any agreements or business arrangements between or among the Parties hereto or their respective Affiliates (including, without limitation, the August 1990 Agreement or any agreement or business arrangement related to the August 1990 Agreement in any manner whatsoever). The release contemplated by the preceding sentence shall not include claims, actions, judgments, obligations, damages, demands, debts, liabilities, and causes of action relating to or arising out of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in multiple originals by their duly authorized officers as of the Effective Time.

SELLER:		BUYER:

MICA IMAGING, INC.		IDE IMAGING PARTNERS, INC.

By:	/s/ Gary W. Wright	By:	/s/ Richard J. Sabolik
Name:	Gary W. Wright	Name:	Richard J. Sabolik
Title:	President	Title:	Senior Vice President

MI:		RADIOLOGIX:

MI IMAGING HOLDING, INC.		RADIOLOGIX, INC.

By:	/s/ Gary W. Wright	By:	/s/ Richard J. Sabolik
Name:	Gary W. Wright	Name:	Richard J. Sabolik
Title:	President	Title:	Senior Vice President

PG:

PG DIAGNOSTIC ACQUISITIONS, INC.

By:	/s/ Gary W. Wright
Name:	Gary W. Wright
Title:	President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]